May 9, 2016

Marina Hahn
1155 Park Avenue
New York, NY 10128
Dear Marina:
This letter agreement sets out the terms of your continued employment with Flex Innovation Group LLC (the “Company”) and amends that certain offer letter between you and Flex Pharma, Inc. (“Flex Pharma”) dated September 4, 2014, as amended on May 27, 2015 and July 20, 2015 (as amended, the “Offer Letter”), which Offer Letter has been assigned by Flex Pharma to the Company. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to them in the Offer Letter.
The parties acknowledge and agree that pursuant to that certain Stock Option Grant Notice dated November 10, 2014, including the Option Agreement attached thereto (the “Option Agreement”), and Flex Pharma’s 2014 Equity Incentive Plan (the “Plan”), you were granted an option (the “Option”) by Flex Pharma to purchase 248,855 shares of the Company’s Common Stock, which shares vest over a four year period, subject to your continued employment with the Company. The parties hereby agree that if the Company terminates your employment without Cause prior to December 31, 2016, then effective as of the date of such termination, an additional number of shares of Flex Pharma’s Common Stock subject to the Option shall vest and become exercisable equal to (i) the number of months remaining in calendar year 2016 as of the employment termination date and including the month of termination, multiplied by (ii) 5,185 shares. Such additional number of vested shares shall be exercisable in accordance with the terms of the Option Agreement and the Plan. Such additional vesting shall be conditioned upon the Company’s receipt of an effective, general release of claims in favor of the Company in a form acceptable to the Company within 30 days following such termination date.
The Company hereby agrees to waive its right to terminate your employment for Cause for any action, of which the Company is aware, taken by you prior to the date hereof in the conduct of your employment. You hereby agree to waive your right to terminate your employment with the Company for Good Reason for any action taken by the Company prior to the date hereof.
All other terms and provisions of the Offer Letter and the Option Agreement not expressly modified hereby shall remain in full force and effect. This letter may not be modified or amended except by a written agreement signed by the Company and you.

Sincerely,
Flex Innovation Group LLC
/s/ Robert Hadfield
Name: Robert Hadfield
Title: General Counsel

AGREED:
/s/ Marina Hahn
Marina Hahn

Flex Pharma, Inc.

/s/ Robert Hadfield
Name: Robert Hadfield
Title: General Counsel